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                                                                    EXHIBIT 11.1



                            THE CHARLES SCHWAB CORPORATION

                  Computation of Earnings per Common Equivalent Share
                        (In thousands, except per share amounts)
                                     (Unaudited)


                                                    Three Months Ended          Nine Months Ended
                                                       September 30,              September 30,
                                                     1995        1994           1995        1994
                                                     ----        ----           ----        ----
Net Income                                         $ 47,221    $ 31,195       $130,016    $101,544
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Shares*
    Weighted average number of common
        shares outstanding                          173,332     169,223        171,721     169,976
    Common stock equivalent shares
        related to option plans                       6,356       4,992          6,280       5,245
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    Weighted average number of common and
        common equivalent shares outstanding        179,688     174,215        178,001     175,221
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Earnings per Common Equivalent Share*              $    .26    $    .18       $    .73    $    .58
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*   Reflects the March 1995 three-for-two common stock split and the September
    1995 two-for-one common stock split.
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